Exhibit 10.1

SIGNAL GENETICS, INC.

AMENDMENT TO UNSECURED DEMAND PROMISSORY NOTE

THIS AMENDMENT TO UNSECURED DEMAND PROMISSORY NOTE (this “Amendment”) is made and entered into as of October 31, 2016 (the “Effective Date”) by and between Signal Genetics, Inc., a Delaware corporation (“Payor”), and Bennett LeBow, the holder (“Holder”) of that certain Unsecured Demand Promissory Note dated as of March 6, 2015 (the “Note”).

WHEREAS, Payor previously issued the Note to Holder to evidence loans made by Holder to Payor as well as accrued interest attributable to the period of time prior to issuance of the Note;

WHEREAS, the principal balance and accrued interest on the Note remain unpaid and outstanding;

WHEREAS, Section 6(e) of the Note provides that any provision of the Note may be amended, modified or waived with the written consent of Holder and Payor; and

WHEREAS, Holder and Payor have agreed to amend the Note in the manner set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Holder and Payor agree to amend the Note as follows:

1. In lieu of the principal amount and interest rate stated in the Note, interest shall accrue on an initial principal balance of $1,045,000 at the rate per annum of eleven percent (11.0%) commencing as of June 17, 2014, with interest computed on the basis of the actual number of days elapsed in a 360-day year.

2. The following subsections shall be added to the end of Section 1 of the Note:

(c) Conversion. Subject to subsection 1(d) below, the unpaid principal balance and all accrued interest on this Note (the “Outstanding Balance”), plus a premium of eleven percent (11%) on the Outstanding Balance (the “Premium”), shall automatically convert into shares of Payor’s common stock, par value $0.01 per share (“Common Stock”), immediately prior to the effective time of the merger (the “Merger”) to be effected pursuant to that certain Agreement and Plan of Merger and Reorganization, dated October 31, 2016, by and among Payor, Signal Merger Sub, Inc., a wholly owned subsidiary of Payor (“Merger Sub”), and miRagen Therapeutics, Inc., a Delaware corporation (“miRagen”), whereby Merger Sub will merge with and into miRagen, Merger Sub will cease to exist, and miRagen will become a wholly-owned subsidiary of Payor. The number of shares of Common Stock into which this Note is convertible (the “Conversion Shares”) shall be determined by dividing (i) the sum of the Outstanding Balance plus the Premium by (ii) the Conversion Price. The “Conversion Price” shall be $0.3594, which is the closing market price of the Common Stock on the Nasdaq Capital

Market on the Effective Date of this Amendment. The Conversion Price shall be subject to appropriate adjustment in the event of any reverse stock split, forward stock split, stock dividend, combination or other similar recapitalization with respect to the Common Stock. In such event, the Conversion Price in effect immediately prior to the date on which such change is effective shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such change and the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such change. Upon conversion, Payor will as soon as reasonably practicable issue the Conversion Shares via electronic book-entry and deliver a statement to Holder to evidence the share issuance.

(d) Stockholder Approval. Payor shall seek stockholder approval of the conversion of this Note at the special meeting of Payor’s stockholders to be held for purposes of approving the change of control resulting from the Merger and related transactions. Conversion of this Note is subject to, and conditioned upon, Payor obtaining stockholder approval prior to any such conversion. If Payor’s stockholders do not approve conversion of this Note, or if the Merger Agreement terminates without the Merger closing, then this Note will not be converted into Common Stock and the Note shall remain outstanding.

(e) No Rights as Stockholder. Prior to the conversion of this Note, Holder shall not have or exercise any rights as a stockholder of Payor by virtue of the ownership of this Note. All rights and obligations with respect to this Note shall terminate upon the conversion of this Note into Common Stock. Notwithstanding the foregoing, Holder agrees to surrender this Note to Payor as soon as practicable after conversion.

(f) No Fractional Shares. No fractional shares or script representing fractional shares shall be issued upon conversion of this Note. The number of whole shares of Common Stock into which this Note is convertible will be rounded down to the nearest whole share.

(g) General. The foregoing conversion provision is subject in all respects to compliance by Payor with all applicable laws, rules and regulations.

3. Except as specifically amended by this Amendment, all other provisions of the Note shall remain in full force and effect.

4. This Amendment shall be governed by and construed under the internal laws of the State of New York, without reference to principles of conflict of laws or choice of laws.

5. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment to Unsecured Demand Promissory Note, to be effective as of the date first above written.

SIGNAL GENETICS, INC.

By:	/s/ Samuel D. Riccitelli
Name: Samuel D. Riccitelli
Title: Chief Executive Officer

ACCEPTED AND AGREED:

HOLDER

/s/ Bennett LeBow
Bennett LeBow

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